Exhibit 10.1

May 26, 2005

Mr. Clifford M. Sladnick

343 Old Green Bay Road

Glencoe, Illinois 60022

Dear Cliff:

We are very pleased to confirm our discussions regarding your joining Gevity as Chief Administrative Officer. In this capacity, you will report directly to me and be primarily responsible for the duties and responsibilities of this position set forth below and as they may evolve over time. We have prepared the following general summary of the key terms of our offer of employment for your review.

Start Date:	On or about July 6, 2005 (or such other alternative date to be mutually agreed upon).

Primary Duties:
•

Overseeing the merger and acquisition, joint venture and alliance functions of the Company. This will include pipeline management, synergy/strategic fit analysis, integration strategy and financial modeling.

•

Overseeing the Company's capital management functions including corporate finance, development and implementation of a long-term capital strategy and lifecycle management as well as investor relations with the industry, financial and investor markets.

•	Overseeing the Company's legal affairs and regulatory compliance matters. This will include overall responsibility for the legal, licensing, and governance of the Company.

Base Salary:	$345,000 per year payable in equal installments of $13,269.23 on the Company's normal bi-weekly payroll schedule.

Paid Time Off:	You will be eligible for a total of 216 hours of paid time off (inclusive of 4 weeks of paid vacation) during each calendar year of employment, prorated for partial years.

Cash Bonus:

Commencing on the date of your employment, you will participate in the Short Term Incentive Program for Executives. This program currently awards a cash bonus amount equal to 66.67% of your base salary actually paid to you during a calendar year at a target level of performance, 50% at threshold and 100% at superior. The actual amount of the award will be based, in part, on my evaluation of your individual performance and contribution, as well as the overall financial performance of the Company. Of course, all bonus payments and compensation decisions regarding senior executives are subject to final approval by the Compensation Committee of the Board. For the 2005 calendar year, your bonus will be prorated based on your period of active employment during 2005.

Stock Options

And Restricted

Shares:

Initial Stock Option Award – As an inducement to commence employment with Gevity, you will receive an award of non-qualified stock options to purchase 75,000 shares of the Company's common stock having a 10-year term and 4-year vesting schedule, pursuant to which 25% of such options vest on each anniversary of the date of the award, with an exercise price equal to the price per share at the close of trading on your first day of active employment.

In addition, you will receive an award of 25,000 restricted shares of the Company’s common stock having a 4-year vesting schedule, pursuant to which 25% of such shares vest on each anniversary of the date of the award. Such options and restricted shares will be granted under and subject to the terms of the Company's 2005 Equity Incentive Plan.

Commencing on the date of your employment, you will also participate in the Company’s Long Term Incentive Plan for executives that will provide you with a target equity incentive, generally in the form of a Stock Option grant, with a value equal to 100% of your base salary at a target level of performance, 75% at threshold and 150% at superior as determined by the Black-Scholes valuation method (or such subsequently adopted valuation method). For 2005 performance, you will be eligible for stock option awards equal to 39,977 at target, 29,983 at threshold and 59,965 at superior, prorated based on your period of active employment in 2005. The actual annual award will be recommended by me to the Compensation Committee of the Board, based on the overall performance of the Company and the contribution of the disciplines under your direct control.

Benefits:

You may choose to commence coverage for you and your eligible dependents under the terms of our medical and dental plans on your first day of employment, the first of the month following 30 days of employment or the first of the month following 90 days of employment. No matter which option you choose, the Company’s contribution toward coverage commences on the first of the month following 90 days of employment. If you do not enroll within your first 60 days of employment, you must wait for the next annual enrollment period or qualifying event.

Relocation:	In addition to the standard items covered under the Company's Relocation Policy and subject to a total relocation expense limitation of $250,000, the Company will either pay or reimburse the:

•	Customary closing costs and expenses associated with the sale of your residence in the Chicago area limited to the lesser of 5% of the final sales price or $125,000;
•

Monthly interest only expense associated with the mortgage on your home in the Chicago area (“Home”) commencing after the end of the rental period set forth below and ending on the earlier of the date your Home is sold or 12 months from the date of your employment subject to a total expense limitation of $25,000;

•

Monthly property tax expense associated with your Home commencing after the end of the rental period set forth below and ending on the earlier of the date your Home is sold or 12 months from the date of your employment subject to a total expense limitation of $25,000;

•	6 family visits subject to a total expense limitation of $12,500;
•	Commutation expense for you to visit your family for a period not to extend beyond 6 months from the date of your employment and subject to a total expense limitation of $12,500;
•	Packing, transportation, and, to the extent necessary, temporary storage of your belongings and household effects for a period not to exceed 9 months limited to the lesser of the actual expenses or $30,000; and

•

Actual rental expense for a temporary residence in the Bradenton/Sarasota area for a period not to extend beyond 6 months from the date of your employment subject to a total expense limitation of $20,000.

It is understood that each category of expense set forth above is independent of each other in that unused portions from one will not be used to offset an overage in another.

Change in

Control:

You will be eligible to enter into a Change in Control Severance Agreement in the form customarily used by the Company for other senior executives of the Company. Generally, the agreement provides for certain payments to you if you are terminated within a two (2) year period following a change in control of the Company. Please refer to the form of such agreement provided to you for the specific terms and conditions.

Salary

Continuation:

In the event your employment is terminated for any reason other than for "Cause" or "Good Reason," and provided you execute a full and complete general release of all employment-related claims, if any, against the Company, the Company will pay you the sum of one times your annual base salary, as in effect at the time of your termination. Such sum shall be paid to you in twenty-six (26) equal payments on the Company's regular bi-weekly payroll cycle over the twelve (12) month period immediately following the termination of your employment. In addition, during the Severance Period, you may continue to participate in the health and dental plans provided to you as of the date of termination at the same level and in the same manner as if your employment had not terminated. If the terms of any benefit plan referred to in this section do not permit your continued participation, then the Company will arrange for other coverage providing substantially similar coverage at no additional cost to you.

For purposes of this offer, Paragraph 1(c) of the Change of Control Severance Agreement is incorporated herein to define "Cause" and the circumstances in which your employment may be terminated for Cause. "Good Reason" means, without

Executive's express written consent, the occurrence of any of the following events:

(i) (A) any change in the duties or responsibilities of Executive that is inconsistent in any material and adverse respect with Executive's primary position, duties, responsibilities, or status with the Company (including any material and adverse diminution of such duties or responsibilities) or (B) a material and adverse change in Executive's titles or offices with the Company;

(ii) a reduction by the Company in Executive's rate of annual base salary or annual target bonus opportunity as the same may be increased from time to time; or

(iii) any requirement of the Company that Executive be based anywhere more than fifty (50) miles from the office where Executive is located at the time of his initial employment.

An isolated, insubstantial and inadvertent action taken in good faith and which is remedied by the Company within ten (10) days after receipt of notice thereof given by Executive shall not constitute Good Reason. Executive's right to terminate employment for Good Reason shall not be affected by Executive's incapacities due to mental or physical illness and Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any event or condition constituting Good Reason; provided, however, that Executive must provide notice of termination of employment within thirty (30) days following Executive's knowledge of an event constituting Good Reason or such event shall not constitute Good Reason under this Agreement.

Indemnification

Agreement:	You will be eligible to enter into an Indemnification Agreement with the Company in the customary form of such agreement for senior executives, as the same may be amended from time to time.

As a condition of employment, the Company must be satisfied that you are not subject to any agreement or understanding that would directly or indirectly restrict your ability to perform duties for the Company and you will be required to enter into our usual Non-Solicitation, Non-Compete and Confidentiality Agreement. This agreement generally limits your solicitation of Company clients, use of the Company's confidential information, and your employment by a competitor of Gevity for a period of one year after you leave the Company. A copy of this required document has also been provided to you. You will also need to successfully undergo a background check and drug screen prior to beginning employment.

Further, as a senior executive, you will be required to qualify for registration as a "controlling person" under the various state laws that regulate the Company's business.

Please let us know whether you accept these general terms of employment, by signing in the space provided below, and returning a copy to my attention.

Cliff, we believe that the position of Chief Administrative Officer provides an excellent opportunity for you to join a strong leadership team and share in the direct responsibility for the ongoing success of an exciting, challenging, and growing company.

Both senior management as well as the board of directors look forward to welcoming you to the Gevity team.

Very Truly Yours,

/s/ Erik Vonk
Erik Vonk
Chairman and Chief Executive Officer

Agreed to and Accepted by:

/s/ Clifford M. Sladnick
Clifford M. Sladnick

Date:	06/06/05